Exhibit 99.1

Summary of Key Terms

Effective Date	December 18, 2013 (the “Effective Date”)

Title	Chairman of the Match Group (which will initially include IAC’s Match businesses, Tutor.com, DailyBurn and IAC’s investment in Skyllzone)

Employment Term	One year from the Effective Date, with automatic renewals for successive one year periods absent notice from Executive or IAC ninety (90) days before the end of the then current term

Base Salary	$500,000

Annual Bonus	Eligible for discretionary annual bonuses, as determined by the IAC Compensation and Human Resources Committee

Equity Awards

Executive will be awarded an option to purchase shares of common stock of each of Match.com, Tutor.com and DailyBurn (collectively, the “Subsidiary Options”), with an aggregate grant date value equal to 150% of the grant date value of equity awards previously granted to Executive in 2013, subject to Executive’s forfeiture of all IAC options granted in May 2013, which represented 50% of the 2013 grant value.

The subsidiary equity awards will vest in equal annual installments over three years commencing on the first anniversary of the Effective Date, subject to Executive’s continued employment, and have other terms consistent with the Match.com options granted to Executive in 2009.

In connection with Executive’s new arrangements, 536,460 of his IAC options (granted in 2008) were exercised and settled in cash by IAC following execution of the employment agreement.

Consequences of Termination

In the event of a termination of Executive’s employment by IAC without cause or by Executive for good reason, (a) Executive will receive cash severance equal to twelve months’ base salary and (b) all IAC equity awards and all Subsidiary Options that would have vested during the twelve months following the date of termination will vest (assuming pro-rated vesting for any cliff vesting awards), and any vested options will remain exercisable for eighteen months following termination.

Voluntary Termination in First Year

If, during the first year of the Term, Executive voluntarily resigns his position with the Company for any reason, Executive will be entitled to the same benefits to which he would be entitled under his employment agreement (as CEO of IAC) in effect prior to the Effective Date if Executive and IAC did not enter into this new arrangement, reduced by the amount of base salary that Executive earns after the Effective Date.

Restrictive Covenants	Executive has agreed to customary restrictive covenants, including a business non-compete and a prohibition on soliciting company employees and customers.